Contact:

Lippert/Heilshorn & Associates

Keith Lippert/Carolyn Capaccio

(212) 838-3777

FOR IMMEDIATE RELEASE

JUNIPER CONTENT CORPORATION APPOINTS SHOWTIME VETERAN

AS SENIOR VICE PRESIDENT

Bob Mann to Head Affiliate Sales Effort for ¡Sorpresa!

NEW YORK—January 24, 2007—Juniper Content Corporation (OTCBB: JNPC), a media and entertainment company, announced today that Bob Mann has joined Firestone Communications, Inc., Juniper’s subsidiary, as Senior Vice President-Affiliate Sales. Firestone Communications owns and operates the ¡Sorpresa! Network, the nation’s first Hispanic children’s television network and digital community. In this position, Mr. Mann will be responsible for supervising all areas related to affiliate relations, sales/distribution and ¡Sorpresa!’s subscriber growth. Bob reports to Leonard Firestone, President and COO of Firestone Communications.

Mr. Mann, 50, comes to ¡Sorpresa! after 19 years in the cable industry at Showtime Networks, where he held positions of increasing responsibility, including Regional Vice President, General Manager overseeing the South Central, Southeast and Central Regions. “Over the course of his career at Showtime, Bob was responsible for such key accounts as Charter Communications, Cox Communications, NCTC and Verizon,” commented Stuart B. Rekant, Chairman and CEO of Juniper and CEO of Firestone Communications. “Bob’s extensive relationships in the cable industry provide us with the opportunity to accelerate the growth of ¡Sorpresa!. Expanding ¡Sorpresa!’s subscriber base will provide greater access to Hispanic advertising spending, which is growing at twice the rate of any other US media market segment.”

Mr. Mann will be based in Firestone Communications’ Fort Worth, Texas facility. Mr. Mann earned a B.S. degree in Business Administration and an MBA from Arizona State University and previously held sales positions at Boise Cascade and Aid in Management Computer Systems. He has also served on the Board of Directors of the USA Film Festival.

About Juniper Content Corporation

Juniper Content Corporation is a media and entertainment company focused on branded content services in high growth markets across multiple distribution channels. On January 19, 2007, it merged with Firestone Communications, owner and operator of ¡Sorpresa!, the nation’s first Hispanic children’s television network and digital community. ¡Sorpresa! is offered on Cablevision, Charter, Comcast, Cox, Time Warner, Verizon and The National Cable TV Cooperative. ¡Sorpresa! is also available through third party mobile and broadband platforms, including Google Video, MSN Latino, AOL Video, Akimbo, Verizon Wireless, MobiTV and sorpresatv.com. In addition, Firestone provides satellite uplink services for television network distribution, and production facilities and services for video program production.

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